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                                                                     EXHIBIT 5.1
                       Sullivan & Cromwell LLP Letterhead


                                                               November 13, 2003




Coca-Cola HBC Finance B.V.,
      Herengracht 556,
           1017 CG Amsterdam,
                The Netherlands.

Coca-Cola Hellenic Bottling Company S.A.,
      9 Fragoklissias Street,
           151 25 Maroussi, Athens,
                      Greece.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of debt securities (the "Securities") of Coca-Cola HBC Finance B.V., a corporation incorporated under the laws of The Netherlands (the "Issuer"), with a principal amount of U.S.$2,000,000,000 (or the equivalent thereof in other currencies, currency units or composite currencies) fully, unconditionally and irrevocably guaranteed as to payment of principal, premium, if any, and interest (the "Guarantees") by Coca-Cola Hellenic Bottling Company S.A., a corporation incorporated under the laws of Greece (the "Guarantor"), on a registration statement on Form F-3 (the "Registration Statement") we, as your United States counsel, have examined such corporate records, certificates and other





     Sullivan & Cromwell LLP is a registered limited liability partnership established under the laws of the State of New York.
  The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at
                               www.sullcrom.com.

 A list of the partners' names and professional qualifications is available for inspection at the above address.
   All partners are either registered foreign lawyers in England and Wales or solicitors, Regulated by the Law Society.
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documents, and such questions of United States Federal and New York State law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, it is our opinion, that, when the Registration Statement has become effective under the Act, the supplemental indenture, if any, to the Indenture relating to the Securities and the Guarantees (the "Indenture") among the Issuer, the Guarantor and The Bank of New York, as trustee (the "Trustee"), has been duly executed and delivered, the terms of the Securities and the Guarantees and the terms of their issuance and sale have been duly established in conformity with the Indenture and the supplemental indenture thereto, if any, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantor, as applicable, and the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated, in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities and the Guarantees will constitute valid and legally binding obligations of the Issuer and the Guarantor, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



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                  We note that, as of the date of this opinion, a judgment for money in an action based on a Security or a Guarantee denominated in a foreign currency, currency unit or composite currency in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency, currency unit or composite currency in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security or a Guarantee denominated in a foreign currency, under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such Security or a Guarantee would be required to render such judgment in the foreign currency in which the Security or a Guarantee is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

                  The foregoing opinion in limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) the Issuer has been duly incorporated and is an existing corporation under the laws of The Netherlands, (ii) the Guarantor has been duly incorporated and is an existing corporation under the laws of Greece, (iii) the Indenture has been duly authorized, executed and delivered by the Issuer insofar as the laws of The Netherlands are concerned



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and (iv) the Indenture has been duly authorized, executed and delivered by the
Guarantor insofar as the laws of Greece are concerned. We also note that with respect to all matters of Dutch law, you are relying upon the opinion, dated today's date, of De Brauw Blackstone Westbroek N.V., Dutch legal advisor to the Issuer, and that with respect to all matters of Greek law you are relying upon the opinion, dated today's date, of Kyriakides Georgopoulos, Greek counsel to the Guarantor, both of which are also filed as exhibits to the Registration Statement.

                  Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Validity of Securities" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,



                                /s/ Sullivan & Cromwell LLP